EXHIBIT 99.1

Platform Specialty Products Corporation Announces Preliminary 2015 Fourth Quarter and Full Year Financial Performance

  Company announces fiscal year 2015 unaudited net sales of $2.5 billion, an increase of 202% over 2014
  2015 preliminary adjusted EBITDA anticipated to be $568 million, an increase of 168% over 2014, and in line with guidance
  Preliminary pro forma net sales and adjusted EBITDA for 2015 of $3.6 billion and $742 million respectively, including the full year impact of all acquisitions to date
  Three acquisitions and related financings completed in 2015
  Plans to file 2015 Form 10-K within 15-day available extension period  to complete review of acquisition accounting. No impact on prior periods expected
  Announcing 2016 adjusted EBITDA guidance range of $725 million to $775 million

WEST PALM BEACH, Fla., Feb. 29, 2016 (GLOBE NEWSWIRE) -- Platform Specialty Products Corporation (NYSE:PAH) (“Platform” or the “Company”), a global, diversified specialty chemicals company, today announced preliminary unaudited financial highlights for the three months and full year ended December 31, 2015.

For comparison purposes, where pro forma financial information is presented, Platform is providing financials for (i) the Agricultural Solutions segment as if each of the acquisitions of Agriphar and the Chemtura AgroSolutions business of Chemtura Corporation in 2014 and Arysta LifeScience Ltd. in 2015, had occurred as of January 1, 2014, and (ii) the Performance Solutions segment as if each of the acquisitions of the Electronic Chemicals and Photomasks businesses of OM Group, Inc. and Alent plc, in 2015, and OMG Electronic Chemicals (M) Sdn. Bhd, in 2016, had occurred as of January 1, 2014.

Fourth Quarter 2015 Highlights

Platform’s net sales in the fourth quarter were $735 million vs. $274 million in the prior period, an increase of 168%.  On a pro forma basis, net sales for the fourth quarter were $906 million against $1,069 million in the prior period, a decline of 15%.  Currency was a significant headwind in the quarter and contributed to a 10% decline in revenues. Pro forma constant currency sales declined 5%.

Platform’s adjusted EBITDA in the fourth quarter 2015 was $154 million vs. $66 million in the prior period, an increase of 133%.  On a pro forma basis, adjusted EBITDA for the fourth quarter 2015 was $184 million against $223 million in the prior period, a decline of 17%.  On a pro forma constant currency basis, adjusted EBITDA declined 9%.

As previously discussed, a large contributor to the constant currency decline in the quarter was Platform’s decision to reduce pre-season sales in its North American Agricultural Solutions business.  Pre-season selling is a fourth quarter event, and Platform’s agricultural businesses chose not to sell certain of their leading products in advance of the season in order to correct channel inventories relating to those products. Platform believes that this decision better positions the Company for more sustainable profitability in the future.  Pro forma adjusted EBITDA was also negatively impacted from distributor destocking of some of Alent’s semiconductor-related electronic chemistries.  In addition, Platform experienced a sequential increase in corporate overhead cost in 2015 as the Company is investing to manage its larger size and complexity.

Full Year 2015 Highlights

Platform’s net sales for fiscal year 2015 were $2,542 million  vs. $843 million in 2014, an increase of 202%.  On a pro forma basis, net sales for the year were $3.6 billion against $4.2 billion in the prior period, a decline of 13%.  Currency movements in the year accounted for a decline of 12% in revenue.  Furthermore, the decline in metal prices, in particular tin, silver and other precious metals, had a significant impact on the sales of the Performance Solutions’ Alpha business on a year-over-year basis.  Excluding the impact of currency movements and the decline in metal prices, Platform’s organic revenue growth on a pro forma basis would have been slightly positive in 2015.

Platform’s adjusted EBITDA for fiscal year 2015 was $568 million vs. $212 million in the prior period, an increase of 168%.  On a pro forma basis, adjusted EBITDA for the year was $742 million against $847 million in the prior period, a decline of 12%, almost all of it attributable to an adverse currency environment. Year-over-year on a pro forma constant currency basis, adjusted EBITDA in 2015 was enhanced by the relative strength in the U.S. and European industrial end-markets but offset by softness in both Chinese electronics and the global agricultural chemicals market. The Company incurred higher corporate costs in finance and information technology to support its larger and more global business, and these costs were largely offset by the higher-than-expected cost synergies realized in the Agricultural Solutions businesses. The Company believes it is on track to achieve its previously stated cost synergy target of $150 million by 2018.

Platform’s 2015 guidance range of $550 million to $570 million was based on a full year contribution of Platform’s businesses, excluding the acquisitions of Alent plc and the Electronic Chemicals and Photomasks businesses of OM Group, Inc. On that basis, net of a $15 million contribution from these acquisitions and including the $3 million adjusted EBITDA contribution through mid-February 2015 prior to the close of the acquisition of Arysta LifeScience Ltd, Platform generated adjusted EBITDA of $555 million.

Executive Commentary

Platform’s Chief Executive Officer Rakesh Sachdev commented, “2015 was a transformational year for Platform. We rounded out our portfolio with acquisitions in Performance Solutions and also began integrating our Agricultural Solutions businesses. The strengthening dollar and the macro environment made 2015 a challenging year for our industries. In the case of Platform, I am pleased that excluding the impact of currency movements and the allocations of higher corporate spending during our growth phase, both the Performance Solutions and the Agricultural Solutions businesses achieved higher adjusted EBITDA in 2015 than a year ago. This clearly demonstrates the underlying strength and resilience of both businesses, even in a challenged macro environment.

After a year with significant turnover amongst leadership, the stability of having a high-quality leadership team in place should help these businesses grow over the long term.  Our outlook for 2016 is mixed – we have headwinds in some of our end-markets and a further weakening currency environment relative to 2015, but we are also expecting modest earnings growth driven by organic growth and expected synergy realization in both segments. We believe the 2016 adjusted EBITDA guidance range of $725 - $775 million, which reflects an increase in earnings of 2% to 9% over 2015 on a constant currency basis, represents a balanced outlook for the pro forma business.”

Platform’s Chief Financial Officer Sanjiv Khattri added, “We made significant investments in our corporate team during 2015, building necessary capabilities for an enterprise of our scale and scope.  In the near term, we will continue these investments to deliver timely and meaningful information to all of our stakeholders.  Over time these costs are expected to return to more normal  levels. The focus in 2016 will remain on cash flow generation through both operating performance and balance sheet management. The priority remains to use the cash flow to reduce leverage over time.”

Performance Solutions Segment

In the fourth quarter of 2015, Platform completed the acquisitions of OM Group, Inc.’s Electronic Chemicals and Photomasks businesses and Alent plc. In the first quarter of 2016, the Company acquired OMG Electronic Chemicals (M) Sdn. Bhd., a Malaysian subsidiary of the OM Group businesses, in a separate transaction.  Financial performance is therefore presented herein as reported and on a pro forma basis.

Performance Solutions’ net sales in the fourth quarter 2015 were $259 million vs. $186 million in the prior period, an increase of 39%. On a pro forma basis, net sales in the fourth quarter were $430 million against $489 million in the prior period, a decline of 12%.  On a pro forma constant currency basis, net sales declined 7%, primarily driven by softness in the newly acquired semi-conductor copper business of legacy Enthone and metal price declines affecting sales of the Alpha solder business.

Performance Solutions’ adjusted EBITDA for the fourth quarter 2015 was $67 million vs. $50 million in the prior period, an increase of 34%.  On a pro forma basis, adjusted EBITDA for the fourth quarter was $97 million against $110 million in the prior period, a decline of 12%.  On a pro forma constant currency basis, adjusted EBITDA declined 8%.

Performance Solutions’ net sales for the fiscal year 2015 were $801 million vs. $755 million in the prior period, an increase of 6%.  On a pro forma basis, net sales in the fiscal year were $1.8 billion against $2.0 billion in the prior period, a decline of 10%.  On a pro forma constant currency basis, net sales declined 4%.  Full year pro forma constant currency sales were significantly impacted by the large decline in both silver and tin prices, which pass through to customers of the Alpha business but are recognized as revenue by Alpha on a gross basis.

Performance Solutions’ adjusted EBITDA for the fiscal year 2015 was $224 million vs. $196 million in the prior period, an increase of 14%.  On a pro forma basis, adjusted EBITDA for the fiscal year was $395 million against $412 million in the prior period, a decline of 4%.  On a pro forma constant currency basis, adjusted EBITDA increased 2%.  Excluding the impact of higher corporate spending allocated to the business, the adjusted EBITDA of the Performance Solutions business would have increased 4% in 2015.

Platform exited 2015 with run-rate synergies in its Performance Solutions segment of approximately $9 million from the integration of Alent plc and the OM Group businesses. The Company believes that this segment is on track to achieve cost synergy savings in the range of $20 million for 2016.

Agricultural Solutions Segment

In the first quarter of 2015, Platform completed its acquisition of Arysta LifeScience Ltd.  Financial performance is therefore presented herein as reported and on a pro forma basis.

Agricultural Solutions’ net sales in the fourth quarter 2015 were $476 million vs. $88 million in the prior period, an increase of 441%.  On a pro forma basis, net sales in the fourth quarter were $476 million against $579 million in the prior period, a decline of 18%.  On a pro forma constant currency basis, net sales declined 3%, primarily driven by de-stocking activities in North America.

Agricultural Solutions’ adjusted EBITDA for the fourth quarter 2015 was $87 million vs. $16 million in the prior period, an increase of 444%.  On a pro forma basis, adjusted EBITDA for the fourth quarter was $87 million against $113 million in the prior period, a decline of 23%.  On a pro forma constant currency basis, adjusted EBITDA declined 10%.

Agricultural Solutions’ net sales for the fiscal year 2015 were $1,742 million. On a pro forma basis, net sales in the fiscal year were $1.8 billion against $2.2 billion in the prior period, a decline of 16%.  On a pro forma constant currency basis, net sales increased 1%.

Agricultural Solutions’ adjusted EBITDA for the fiscal year 2015 was $343 million. On a pro forma basis, adjusted EBITDA for the fiscal year was $346 million against $435 million in the prior period, a decline of 20%.  On a pro forma constant currency basis, adjusted EBITDA decreased 3%.  Excluding the impact of higher corporate spending allocated to the business, the adjusted EBITDA of the Ag Solutions business would have increased by 3% in 2015.

Synergies realized in the fourth quarter were $13 million, totaling $38 million for 2015.  Key organizational design initiatives are complete, and the current initiatives are focused on supply chain, corporate entity consolidation, and product rationalization. In 2016, the Agricultural Solutions business expects in excess of $20 million of incremental synergy savings.

2016 Guidance

Based on the foreign exchange rates as of January 31, 2016, Platform expects pro forma adjusted EBITDA for 2016 in the range of $725 million and $775 million, representing an increase of 2% to 9% on a constant currency basis. This guidance does not anticipate any new acquisitions but does assume that the Company will achieve organic revenue growth in the low single digits.

2015 Form 10-K Filing

As indicated in the Form 12b-25 to be filed today by the Company with the Securities and Exchange Commission, Platform will avail itself of the 15-day filing extension available under Rule 12b-25 to file its annual report on Form 10-K for the fiscal year ended December 31, 2015. Platform completed three acquisitions in 2015, including two in the fourth quarter, and thereafter experienced delays relating to the consolidation of the financial information of these acquisitions. As a result, Platform requires additional time to finalize its consolidated financial statements.

Because the Company has not completed its year-end closing process, Platform has yet to complete the assessment of the effectiveness of its internal control over financial reporting. Platform previously reported material weaknesses which at the date of this press release remain unremediated. This assessment will be completed prior to the filing of the Form 10-K. Platform does not believe that this evaluation will impact its previously reported consolidated financial statements, including the preliminary unaudited financial highlights presented in this press release. Platform does not anticipate issues with respect to the filing of its Form 10-K within the 15-day extension period.

Conference Call

Platform will host a webcast/dial-in conference call to discuss its 2015 fourth quarter and full year financial performance at 8:30 a.m. (Eastern Time) on Monday, February 29, 2016. Participants on the call will include Rakesh Sachdev, Chief Executive Officer, Sanjiv Khattri, Chief Financial Officer, and Benjamin Gliklich, Chief Operating Officer.

To listen to the call by telephone, please dial (855) 357-3116 (domestic) or (484) 365-2867 (international) and provide the Conference ID: 55417521. The call will be simultaneously webcast at www.platformspecialtyproducts.com.  A replay of the call and webcast will be available for three weeks shortly after completion of the live call at www.platformspecialtyproducts.com.

Preliminary Financial Information

The financial highlights set forth in this release and its attachments consist of preliminary estimates derived from Platform’s internal books and records and remain subject to the completion of Platform’s financial closing procedures, final adjustments and other developments that may arise between the date of this press release and the time Platform’s financial results for the fourth quarter and fiscal year ended December 31, 2015 are finalized. Therefore, actual results may differ materially from these preliminary estimates and readers are cautioned not to place undue reliance on the financial highlights below as they are not necessarily indicative of operating results of Platform as a combined company for any future quarter or full year.

Non-GAAP Measures

This press release includes non-GAAP measures, such as adjusted EBITDA and adjusted EBITDA margin, on a current, pro forma and pro forma constant currency basis. These non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP. Please see the financial tables included in this press release for further detail on the adjustments to Platform’s reported numbers.

About Platform

Platform is a global, diversified producer of high-technology specialty chemicals and provider of technical services. The business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including agrochemical, animal health, electronics, graphic arts, plating, and offshore oil production and drilling. More information on Platform is available at www.platformspecialtyproducts.com.

Forward-Looking Statements

This release contains statements which are, or may be deemed to be, ‘‘forward-looking statements’’ which are prospective in nature. All statements other than statements of historical facts are forward-looking statements. They are based on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and include, but are not limited to, statements relating to: (i) Platform’s ability to complete its year-end closing process and file its 2015 Form 10-K within the 15-day extended filing deadline; (ii) estimated or expected revenue, adjusted EBITDA, synergies, future capital expenditures, expenses, earnings, economic performance, indebtedness, financial condition, income tax provision, dividend policy, losses and future prospects; (iii) business and management strategies; and (iv) the effects of global economic conditions on Platform’s business. Many of these important factors are outside of Platform’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described herein or otherwise. Such statements are based on management’s estimates and assumption with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Many factors may cause the actual results, performance or achievements of Platform to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause actual results, performance or achievements of Platform to differ materially from the expectations of Platform include, among other things: (i) Platform's perception of future availability of equity or debt financing needed to fund its growing business; (ii) Platform's assessment of its internal control over financial reporting; (iii) Platform's ability to identify, hire and retain executives and other employees with sufficient expertise;  (iv) the impact of commodities and currencies and Platform's ability to manage its risk in these areas; (v) future capital expenditures, indebtedness, leverage, and dividend policy; (vi) general business and economic conditions globally, industry trends, competition, government investigations, litigation, changes in government and other regulations, changes in political and economic stability, disruptions in business operations due to re-organization activities; (vii) interest rate and currency fluctuations; and (viii) the impact of acquisitions, divestitures, restructuring and other unusual items, including Platform's ability to successfully complete as well as integrate and obtain the anticipated results and synergies from its acquisitions. Other risk factors are described in Platform’s periodic and other reports filed with the SEC, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2014 and quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 2015 and September 30, 2015, as well as any subsequent reports on Forms 10-K, 10- Q and 8-K, which are or will be available at www.platformspecialtyproducts.com.

This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. Platform and its associates, directors, officers and advisers do not provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this release will actually occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Unless required by law, Platform undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Tables to follow

Preliminary Adjusted EBITDA Reconciliation to Loss before Income Taxes

(amounts in millions)	Q4 2015	Q4 2014	2015	2014
Adjusted EBITDA	$154	$66	$568	$212
Adjustments to reconcile to net loss before income taxes and non-controlling interest:
Interest expense	(76)	(15)	(223)	(39)
Depreciation and amortization expense	(75)	(31)	(251)	(88)
Restructuring and related expenses	(37)	(2)	(55)	(3)
Manufacturer's profit in inventory adjustment	(19)	(24)	(77)	(36)
Non-cash fair value adjustment to contingent consideration	(1)	(3)	(7)	(29)
Legal settlement	-	-	16	-
Acquisition put option settlement	-	-	3	-
Acquisition transaction costs	(23)	(30)	(93)	(48)
Foreign exchange loss on foreign denominated external and internal debt	(19)	2	(46)	(1)
Fair value loss on foreign exchange forward contract	(26)	-	(74)	-
Other income	8	-	9	1
Loss before income taxes and non-controlling interest	$(114)	$(37)	$(230)	$(31)

Additional Preliminary Financial Information

I.	Preliminary Unaudited Financial Performance

($ millions)	Fourth Quarter		Full Year
	2015	2014	2015	2014
Revenue
Performance Solutions	$259	$186	$801	$755
Agricultural Solutions	476	88	1,742	88
Total	$735	$274	$2,542	$843

Adjusted EBITDA
Performance Solutions	$67	$50	$224	$196
Agricultural Solutions	87	16	343	16
Total	$154	$66	$568	$212

Adjusted EBITDA Margin
Performance Solutions	26%	27%	28%	26%
Agricultural Solutions	18%	18%	20%	18%
Total	21%	24%	22%	25%

II.	Preliminary Unaudited Pro Forma Performance

($ millions)	Fourth Quarter		Full Year
	2015	2014	2015	2014
Revenue
Performance Solutions	$430	$489	$1,791	$1,990
Agricultural Solutions	476	579	1,829	2,171
Total	$906	$1,069	$3,620	$4,161

Adjusted EBITDA
Performance Solutions	$97	$110	$395	$412
Agricultural Solutions	87	113	347	435
Total	$184	$223	$742	$847

Adjusted EBITDA Margin
Performance Solutions	23%	22%	22%	21%
Agricultural Solutions	18%	19%	19%	20%
Total	20%	21%	20%	20%

III.	Preliminary Unaudited Pro Forma Constant Currency Performance

($ millions)	Fourth Quarter		Full Year
	2015	2014	2015	2014
Revenue
Performance Solutions	$430	$462	$1,791	$1,860
Agricultural Solutions	476	488	1,858	1,837
Total	$906	$950	$3,649	$3,697

Adjusted EBITDA
Performance Solutions	$96	$105	$395	$387
Agricultural Solutions	87	96	353	365
Total	$183	$201	$748	$752

Adjusted EBITDA Margin
Performance Solutions	22%	23%	22%	21%
Agricultural Solutions	18%	20%	19%	20%
Total	20%	21%	20%	20%

IV.	Preliminary Unaudited Pro Forma Quarterly Performance

($ millions)	2015				2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Revenue
Performance Solutions	$455	$457	$448	$430	$480	$503	$517	$489
Agricultural Solutions	442	494	418	476	486	596	510	579
Total	$897	$951	$866	$906	$966	$1,099	$1,027	$1,069

Adjusted EBITDA
Performance Solutions	$92	$99	$107	$97	$93	$100	$110	$110
Agricultural Solutions	85	114	61	87	98	138	86	113
Total	$177	$213	$168	$184	$191	$238	$195	$223

V.	Year-End 2015 Unaudited Capital Structure

Instrument	Maturity	Coupon	12/31/2015
($ millions)

Corporate Revolver ($500M)	6/7/2019		-
Term Loan - USD (1)	6/7/2020	L + 450	2,698
Term Loan - EUR (1)	6/7/2020	L + 450	634
Other Debt			35
Total First Lien Debt			$3,367
10.375% Senior Notes due 2021	5/1/2021	10.375%	500
6.5% Senior Notes due 2022	2/1/2022	6.50%	1,100
6.0% Senior Notes due 2023 (Euro)	2/1/2023	6.00%	380
Total Unsecured Debt			$1,980
Total Debt			$5,347
Cash Balance as of 12/31/15			$432
Net Debt			$4,915
Series B Make-Whole (2)			445
Shares Outstanding (3)			263
Market Capitalization (4)			$1,841
Total Capitalization			$7,201

(1)	Platform has swapped certain amounts of its floating rate term loans to fixed rate including $1.2bn of its USD tranches and 340m Euro of its Euro tranches. At 12/31/15 37% of debt was floating and 63% was fixed.
(2)	Includes only the make-whole “cash” component of the Series B preferred. Make-whole calculation: ($27.14 – Current PAH Price of $7.00) X 22.1 million shares.
(3)	263 million shares outstanding at year end on a pro forma fully diluted basis, including 22.1 million shares related to the Series B preferred.
(4)	Based on 2/26/2016 PAH closing price of $7.00

VI.	Selected Preliminary Financial Data

	2015	2014

Pre-Tax GAAP Income	$(230)	$(31)
Shares Outstanding
Weighted Average	203.2	135.3
Fully Diluted	203.2	135.3
PF Adjusted	262.6	262.6
Book Interest Expense	$223	$39
Cash Interest Expense	$148	$36
Cash Taxes	$64	$28
Total Capex & Intangible Spending	$83	$19

VII. Definitions of Non-GAAP Measures

Adjusted EBITDA:
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as further adjusted for additional items included in earnings that are not representative or indicative of our ongoing business. These further adjustments include acquisition (e.g., the cost of raising debt or equity capital) and restructuring (e.g., losses on inventory and accounts receivable related to exiting a territory and severance of redundant employees) related expenses, foreign exchange losses (gains) on intercompany and third party debt, and other adjustments (e.g., gain on the favorable settlement of litigation, changes in the fair value of contingent consideration).

Constant Currency:
We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we also evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

For the constant exchange rate calculation for Q4 results, we assume Q4 2015 average exchange rates for both Q4 2014 and Q4 2015. For full year results, we assume 2015 average exchange rates for both FYs of 2014 and 2015. The net impact of the adjustment is to remove the impact of FX translation exposure from the financial results.

Pro Forma :
For comparison purposes, where pro forma financial information is presented, Platform is providing financials for (i) the Agricultural Solutions segment as if each of the acquisitions of Agriphar, the Chemtura AgroSolutions business of Chemtura Corporation, both acquired in 2014, and Arysta LifeScience Limited, acquired in 2015, had occurred as of January 1, 2014, and (ii) the Performance Solutions segment as if each of the acquisitions of the Electronic Chemicals and Photomasks businesses of OM Group, Inc. and Alent plc, all acquired in 2015, and OMG Electronic Chemicals (M) Sdn. Bhd, acquired in 2016, had occurred as of January 1, 2014. The Company believes that this pro forma format provides a more complete understanding of its operational results and a meaningful comparison of its performance between periods.

CONTACT:

Investor Relations Contact:

Carey Dorman
Director — Corporate Development
Platform Specialty Products Corporation
1-561-406-8465

Media Contacts:

Liz Cohen
Weber Shandwick
1-212-445-8044